UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: (Date of Earliest Event Reported): September 1, 2020 (August 28, 2020)

PANHANDLE OIL AND GAS INC.

(Exact name of registrant as specified in its charter)

OKLAHOMA	001-31759	73-1055775
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1601 NW Expressway,
Suite 1100
Oklahoma City, OK	73118
(Address of principal executive offices)	(Zip code)

(405) 948-1560

(Registrant’s telephone number including area code)

Not Applicable

(Former name or former address if changed since last report)

Securities registered pursuant in Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01666 par value	PHX	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 28, 2020, Panhandle Oil and Gas Inc. (“Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Stifel, Nicolaus & Company, Incorporated, as underwriter and on behalf of the several underwriters named in the Underwriting Agreement (collectively, the “Underwriters”), relating to the issuance and sale in an underwritten public offering of 5,000,000 shares of the Company’s common stock, par value $0.01666 per share. The public offering price for each share of common stock is $1.63.

Pursuant to the Underwriting Agreement, the Company also granted the Underwriters an option for a period of 30 days to purchase up to an additional 750,000 shares. The Offering is registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a shelf registration statement on Form S-3 (File No. 333-221370), which was declared effective by the Securities and Exchange Commission on November 15, 2017.

The Underwriting Agreement contains customary representations, warranties, and agreements of the parties, and customary conditions to closing, obligations of the parties, and termination provisions. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect of those liabilities.

The offering is expected to close on September 1, 2020, subject to customary closing conditions. The Company will receive proceeds (net of the underwriting discount and offering expenses) from the offering of approximately $7.2 million. The Company intends to use the net proceeds from the offering to fund the cash portion of the previously disclosed pending acquisitions of certain mineral and royalty assets in the SCOOP and Haynesville plays (the “Acquisitions”), to pay fees and expenses related thereto and for general corporate purposes. The offering is not conditioned on the consummation of the Acquisitions.

On August 31, 2020, the Underwriters exercised their over-allotment option in full. The Company estimates the total net proceeds (after deducting the underwriting discount and offering expenses) from the offering, including the proceeds attributable to the exercise of the over-allotment option, to be approximately $8.32 million.

Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. The Underwriters and/or their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company and/or its affiliates, for which the Underwriters and/or their affiliates have received or may receive customary fees and expenses.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 7.01	Regulation FD Disclosure.

On August 28, 2020, we issued a press release announcing the pricing terms of the offering.

A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. This information shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements & Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated August 28, 2020, between Panhandle Oil and Gas Inc. and Stifel, Nicolaus & Company, Incorporated.
5.1	Opinion of Derrick & Briggs, LLP.
23.1	Consent of Derrick & Briggs, LLP (included in Opinion of Derrick & Briggs, LLP filed as Exhibit 5.1 herewith).
99.1	Press Release of Panhandle Oil and Gas Inc. dated August 28, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PANHANDLE OIL AND GAS INC.

		By:	/s/ Chad L. Stephens
Chad L. Stephens
President and Chief Executive Officer

DATE:	September 1, 2020